EXHIBIT 99.1

PARKERVISION
[LOGO]

8493 Baymeadows Way                               [direct2data LOGO]
Jacksonville, Florida 32256
888-690-7110 FAX 904-731-0958

Contact: Carolyn Wrenn                            [PVTV LOGO]
Director of Investor Relations

FOR IMMEDIATE RELEASE

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            PARKERVISION COMPLETES SALE OF VIDEO DIVISION TO THOMSON
                      BROADCASTING & MEDIA SOLUTIONS, INC.

JACKSONVILLE, FLORIDA, MAY 14, 2004 - PARKERVISION, INC. (NASDAQ NMS: PRKR), ANNOUNCED TODAY THAT IT HAD COMPLETED THE SALE OF THE COMPANY'S VIDEO DIVISION TO THOMSON BROADCAST & MEDIA SOLUTIONS, INC. AND THOMSON LICENSING, SA.

     ParkerVision sold the assets used in connection with and relating to the PVTV(TM) and CameraMan products and services, including patents, patent applications, tradenames, trademarks and other intellectual property, inventory, specified design, development and manufacturing equipment, and outstanding contracts for products and services. The company is retaining limited assets of this division, including accounts receivable and certain other specified contracts and assets.

     The purchase price of the assets is approximately $14 million. Under the terms of the agreement, Thomson will hold $1.25 million of the purchase price until the first anniversary of the closing as security against the company's indemnification obligations. This amount will earn interest until paid.

     Mr. Jeffrey Parker, Chairman and CEO of ParkerVision commented: "We are pleased to have completed the sale of the video division and will now focus our full attention and resources on the marketing and continued development of the ParkerVision wireless products. The Company will utilize the proceeds from the sale of the video division for the continued execution of our wireless product business plan."

     ParkerVision, Inc., headquartered in Jacksonville, with additional facilities in Orlando, Florida, designs, develops and manufactures complete solutions for wireless products based on the enabling, patented D2D(TM) technology. This technology, along with the system engineering, enables the development of new products that offer the highest performance with the highest reliability at low power and cost. Additional information about ParkerVision is available at www.parkervision.com and about D2D(TM) technology at www.Direct2Data.com.

     This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10K for the year ended December 31, 2003 and the Form 10Q for the quarter ended March 31, 2004. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.